EXHIBIT 12


                  POLAROID CORPORATION AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In Millions Except Ratios)


                                                                  For the Twelve Months
                                                                    Ended December 31
                                              -------------------------------------------------------------
                                               1993          1994        1995           1996         1997
                                              ------        ------      -------        ------       -------
Earnings/(loss):

Earnings/(loss)before income
  tax expense/benefit per
   consolidated statement of earnings         $101.7        $160.7      $(201.4)       $ 31.2       $(191.9)

Add:
Interest expense                                47.9          46.6         52.1          47.4          47.8
Portion of rent expense
 representative of an interest factor           10.4          10.3         11.7           9.3          10.7
                                              ------        ------      -------        ------       -------

Adjusted earnings/(loss) before
 income tax expense/benefit                   $160.0        $217.6      $(137.6)       $ 87.9       $(133.4)
                                              ======        ======      =======        ======       =======

Fixed charges:

Interest expense                              $ 47.9        $ 46.6      $  52.1        $ 47.4       $  47.8
Portion of rent expense
 representative of an interest factor           10.4          10.3         11.7           9.3          10.7
Capitalized interest                            12.6           9.7          4.8           5.1           2.6
                                              ------        ------      -------        ------       -------

Total fixed charges                           $ 70.9        $ 66.6       $ 68.6        $ 61.8       $  61.1
                                              ======        ======      =======        ======       =======

Ratio of earnings to fixed charges               2.3(a)        3.3          N/A(b)        1.4(c)        N/A(d)
                                              ======        ======      =======        ======       =======


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  (a)    In 1993, the Company recorded a pre-tax expense for restructuring and other charges of $44.0 million. Excluding the pre-tax restructuring and other charges, the ratio to fixed charges was 2.9.

  (b) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6.

  (c) In 1996, the Company recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

  (d) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.